September 21, 2010

VIA ELECTRONIC TRANSMISSION

Top Gear Inc.
72 Yehudah HaMaccabi Street, Unit 11
Tel Aviv, 61070
Israel

RE:      Top Gear Inc.; Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Top Gear Inc., a Delaware corporation ("Company"), with the Securities and Exchange Commission. The Registration Statement relates to the offer and sale by the selling stockholders named therein of up to 1,620,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company.

We act as counsel to the Company and we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the Common Stock being registered for resale by the selling stockholders of the Company are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Experts" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ SRK Law Offices